Exhibit 10.11
Agreement

This Agreement is made on the 11  Day of November  2005

Between

Nir Ecology Ltd,

And Nimrod Ben Yehuda

POB 182 Kiryat Tivon, Israel

(Hereinafter “Nir”)	of the one party;

And Between,

Pimi Marion Holdings Ltd
of Kibutz Alonim,
(hereinafter: “Pimi”)	on the other party;

Whereas
Under an Agreement dated 12 July, 2004 attached as Appendix A, Nir has instructed Makhteshim Chemical Works LTD (hereinafter: “Makhteshim”) to transfer to Pimi all of the Know how and patents and patents applications and/or licenses relating to the product as defined in the above mentioned Agreement (hereinafter: “The Intellectual Property”);

And whereas	Makhteshim has acted under the instruction of Nir and has assigned to Pimi the Intellectual Property;

And whereas	The assignment is under process of execution and has not been completed;

Now therefore it has been declared and agreed between the Parties as follows:

1.	Nir declares and confirms that subject to section 3 here in under that The Intellectual Property belongs exclusively to Pimi.

2.	Nir will act and sign on any document necessary for the completion of the assignment of The Intellectual Property to Pimi.

3.
It is hereby clarified agreed and understood that Nir or Nimrod Ben-Yehuda or Nava Ben Yehuda (or any company in which Nir or Nimrod Ben-Yehuda or Nava Ben Yehuda have interest in) has been granted an irrevocable exclusive worldwide right of use in the Intellectual Property Patents and/or the Patents Application for water treatment applications. Pimi will sign any document necessary for the implementation of such right.

In Witness Whereof the Parties has singed this agreement:

Nir Ecology Ltd	Pimi Marion Holdings Ltd

We agree to and confirm the above,

Nimrod Ben Yehuda	Nava Ben Yehuda